Exhibit 99.1

ZOVIO INC REPORTS UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On December 1, 2020, Zovio Inc (“Company”) an education technology services company, entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”), by and among the Company, AU LLC, the Arizona Board of Regents, a body corporate, for and on behalf of the University of Arizona (the “University of Arizona”), and the University of Arizona Global Campus, a newly formed Arizona nonprofit corporation (“Global Campus”), pursuant to which the Company would sell Ashford University, a regionally-accredited, online university (the “University”), to Global Campus (the “Sale Transaction”). As used herein, the terms the “Company”, “Zovio”, “we”, and “our” refer to Zovio Inc, and where applicable, its consolidated subsidiaries. The Sale Transaction is considered a significant disposition for purposes of Item 2.01 of Form 8-K.
In connection with the Sale, the Company and Global Campus entered into a Strategic Services Agreement (“SSA”) pursuant to which the Company will provide recruiting, financial aid, counseling, institutional support, information technology, and academic support services to Global Campus. The SSA has an initial term through June 30, 2036, subject to renewal options, although Global Campus has the right to terminate the SSA after its fiscal year ending June 30, 2028 subject to the payment of a termination fee. Additionally, in connection with the Sale, the Company and Global Campus entered into a Transition Services Agreement (“TSA”), the term of which is three years. Global Campus is obligated to pay the Company for services per the contractual terms of the TSA.
The Company’s accounting and financial reporting in these unaudited pro forma financial statements is based on its preliminary assessment of the appropriate application of Generally Accepted Accounting Principles (“GAAP”). The final application of GAAP to the Sale Transaction may differ from what is presented in these unaudited pro forma financial statements.
The unaudited pro forma condensed consolidated financial statements of the Company presented in this Exhibit 99.1 were derived from the Company’s historical consolidated financial statements and are being presented to give effect to the Sale Transaction.
The unaudited pro forma condensed consolidated balance sheet assumes that the Sale Transaction had occurred on September 30, 2020. The unaudited pro forma condensed consolidated income statements are presented as if the Sale Transaction had occurred on January 1, 2019. The unaudited combined consolidated pro forma financial statements presented in this Form 8-K should be read in conjunction with the accompanying notes. The following unaudited pro forma condensed consolidated financial statements were based on and should be read in conjunction with the Company’s historical consolidated financial statements:
•Zovio audited consolidated financial statements and related notes thereto as of December 31, 2019 and for the year ended December 31, 2019 as reported on Form 10-K;
•Zovio unaudited consolidated financial statements and related notes thereto as of September 30, 2020 and for the nine months ended September 30, 2020 as reported on Form 10-Q.
The pro forma adjustments are based on the best information available and assumptions that management believes are (a) directly attributable to the Sale Transaction, (b) are factually supportable and (c) with respect to the income statement, have a continuing impact on the consolidated results. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.
The Company has determined that the sale of Ashford University does not meet the definition of discontinued operations in accordance with Financial Accounting Standards Board Accounting Standards Codification 205, Presentation of Financial Statements (“ASC 205”). Therefore, pro forma adjustments included within the unaudited pro forma consolidated statements of operations for the years ended December 31, 2019 and period ended September 30, 2020 are reflected in Zovio’s pro forma income (loss) from continuing operations.
The unaudited pro forma condensed consolidated financial information is provided herein for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Sale Transaction occurred on January 1, 2019. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the sale.

Exhibit 99.1
ZOVIO INC
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	As of September 30, 2020
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$86,628	$(54,000)	[A]	$32,628
Restricted cash	26,633	(8,682)	[A]	17,951
Investments	1,339	—		1,339
Accounts receivable, net	39,709	(33,057)	[A]	6,652
Prepaid expenses and other current assets	20,145	(1,216)	[A]	18,929
Total current assets	174,454	(96,955)		77,499
Property and equipment, net	31,431	(58)	[A]	31,373
Operating lease assets	21,482	—		21,482
Goodwill and intangibles, net	40,597	(7,875)	[A]	32,722
Other long-term assets	3,118	(1,164)	[A]	1,954
Total assets	$271,082	$(106,052)		$165,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$67,845	$(5,749)	[A]	$62,096
Deferred revenue and student deposits	59,554	(53,893)	[A]	5,661
Total current liabilities	127,399	(59,642)		67,757
Rent liability	25,106	—		25,106
Other long-term liabilities	4,323	—		4,323
Total liabilities	156,828	(59,642)		97,186
Total stockholders’ equity	114,254	(46,410)	[B]	67,844
Total liabilities and stockholders’ equity	$271,082	$(106,052)		$165,030

Exhibit 99.1

ZOVIO INC
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended September 30, 2020
	Historical	Pro Forma Adjustments		Pro Forma	Reclass		Reclassed Pro Forma

Revenue	$303,978	$(82,394)	[C]	$221,584	$—		$221,584
Other revenue	—	7,802	[D]	7,802	—		7,802
Revenue and other revenue	$303,978	$(74,592)		$229,386	$—		$229,386
Costs and expenses:
Technology and academic services	—	—		—	55,355	[H]	55,355
Counseling services and support	—	—		—	86,089	[H]	86,089
Marketing and communication	—	—		—	70,648	[H]	70,648
Instructional costs and services	136,184	(57,277)	[E]	78,907	(78,907)	[H]	—
Admissions advisory and marketing	122,155	(3,514)	[E]	118,641	(118,641)	[H]	—
General and administrative	46,765	(10,142)	[E]	36,623	(14,544)	[H]	22,079
Restructuring and impairment expense	3,430	—		3,430	—		3,430
Total costs and expenses	308,534	(70,933)		237,601	—		237,601
Operating loss	(4,556)	(3,659)		(8,215)	—		(8,215)
Other (expense) income, net	(62)	—		(62)			(62)
Loss before income taxes	(4,618)	(3,659)		(8,277)	—		(8,277)
Income tax (benefit) expense	(12,906)	—	[F]	(12,906)	—		(12,906)
Net income (loss)	$8,288	$(3,659)		$4,629	$—		$4,629

Income (loss) per share:
Basic	$0.26			$0.15			$0.15
Diluted	$0.26			$0.14			$0.14
Weighted average number of common shares outstanding used in computing income (loss) per share:
Basic	31,711	—	[G]	31,711	—		31,711
Diluted	32,342	—	[G]	32,342	—		32,342

Exhibit 99.1
ZOVIO INC
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Year Ended December 31, 2019
	Historical	Pro Forma Adjustments		Pro Forma	Reclass		Reclassed Pro Forma

Revenue	$417,795	$(101,632)	[C]	$316,163	$—		$316,163
Other revenue	—	10,748	[D]	10,748	—		10,748
Revenue and other revenue	$417,795	$(90,884)		$326,911	$—		$326,911
Costs and expenses:
Technology and academic services	—	—		—	72,357	[H]	72,357
Counseling services and support	—	—		—	131,478	[H]	131,478
Marketing and communication	—	—		—	95,828	[H]	95,828
Instructional costs and services	209,730	(93,102)	[E]	116,628	(116,628)	[H]	—
Admissions advisory and marketing	170,791	(5,485)	[E]	165,306	(165,306)	[H]	—
General and administrative	72,406	(11,692)	[E]	60,714	(17,729)	[H]	42,985
Restructuring and impairment expense	21,465	(5,431)	[E]	16,034	—		16,034
Total costs and expenses	474,392	(115,710)		358,682	—		358,682
Operating loss	(56,597)	24,826		(31,771)	—		(31,771)
Other (expense) income, net	1,015	—		1,015			1,015
Loss before income taxes	(55,582)	24,826		(30,756)	—		(30,756)
Income tax (benefit) expense	(770)	—	[F]	(770)	—		(770)
Net income (loss)	$(54,812)	$24,826		$(29,986)	$—		$(29,986)

Income (loss) per share:
Basic	$(1.86)			$(1.02)			$(1.02)
Diluted	$(1.86)			$(1.02)			$(1.02)
Weighted average number of common shares outstanding used in computing income (loss) per share:
Basic	29,492	—	[G]	29,492	—		29,492
Diluted	29,492	—	[G]	29,492	—		29,492

Exhibit 99.1

ZOVIO INC
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

The following estimated pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheet and or the unaudited pro forma consolidated income statements:

A.Reflects the estimated assets and liabilities transferred to Global Campus, subject to any post-closing adjustments in accordance with the purchase agreement.

B.Given the purchase price of $1.00, the total stockholders' equity adjustment includes the estimated resulting loss on sale, assuming the Sale Transaction had occurred on September 30, 2020. This estimated loss has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature. The impact differs from the estimated $55 million disclosed in the footnotes of the Form 10-Q for the nine months ended September 30, 2020, due to changes in the actual close date as well as due to revisions in estimated amounts. As of September 30, 2020, this amount does not include future cost to sell.

C.Reflects the elimination of historical university-related revenues from operations for each period noted. Reflects the inclusion of the future estimated service-based revenue based upon the contractual percentage which will be earned from Global Campus under the Strategic Services Agreement (“SSA”) for each period noted.
D.Other revenue represents the estimated contractual amounts that would be earned from the Transition Services Agreement (“TSA”). The term of the TSA is three years and expected to be material to the Company’s financial statements. Global Campus is obligated to pay the Company for services per the contractual terms of the TSA. As such, pro forma adjustments have been recorded to reflect this contractual arrangement.

E.Reflects the elimination of certain estimated university-related expenses, including the employee costs for the Company's workforce that was transferred to Global Campus. This amount also includes the elimination of any amortization and depreciation related to the transferred assets. This also reflects the elimination of expenses related to the transaction during the historical period.

F.No pro forma adjustments are reflected at the statutory rate in effect during the periods for which the pro forma income statements are presented as a result of a full valuation allowance on the net deferred tax assets.

G.The Company noted that any adjustment to remove shares from previous restricted stock awards for employees transitioning to Global Campus was insignificant and would not have changed income (loss) per share for either of the periods presented.

H.Reclassification and reallocation of the expense categories to align the Company's new captions with the industry as an education technology services provider. The unaudited pro forma financial statements includes certain estimated reallocation to reflect the effect of the Sale Transaction on the Company’s income statement captions. Technology and academic services primarily includes information technology, curriculum and new program development and other costs for groups associated with the ongoing improvement and maintenance of our educational infrastructure. Counseling services and support primarily includes costs for groups that provide team-based counseling and other support to prospective and current students as well as financial aid processing. Marketing and communication primarily includes brand advertising, marketing, and other promotional and communication costs to current and prospective students. General and administrative expenses primarily include finance, compliance, and various other corporate functions.